Exhibit 23










Consent of Independent Certified Public Accountants



The Board of Directors
Westmoreland Coal Company:


We consent to incorporation by reference in the Registration Statements No. 2-90847 and No. 33-33620 on Forms S-8 of Westmoreland Coal Company of our report dated April 15, 1994, relating to the consolidated balance sheets of Westmoreland Coal Company and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity and cash flows and the related financial statement schedules for each of the years in the three year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Westmoreland Coal Company.

Our report dated April 15, 1994, contains an explanatory paragraph that states that the Company's recurring losses from operations, violations of various covenants in its credit arrangements and other obligations and net working capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty.

Our report also refers to the Company's adoption of the provisions of the Financial Accounting Standards Board's Statement of
Financial Accounting Standards No. 106, Employers' Accounting for
Postretirement Benefits Other Than Pensions, in 1993.




                                        KPMG PEAT MARWICK





April 15, 1994
Philadelphia, PA